UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2005

The McClatchy Company

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-9824 (Commission File Number)	52-2080478 (I.R.S. Employer Identification No.)

2100 Q Street Sacramento, CA 95816 (Address of principal executive offices, zip code)
(916) 321-1846 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
   ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
   ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
   ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
   ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 21, 1998, the shareholders of The McClatchy Company (the "Company" or "McClatchy") approved a Long-Term Incentive Plan (the "L-TIP") for the purpose of attracting and retaining talented personnel and also receiving a federal income tax deduction for compensation paid under the plan. On January 25, 2005, McClatchy's Board of Directors adopted an amended and restated Long-Term Incentive Plan (the amended L-TIP"), subject to shareholder approval. On May 18, 2005, McClatchy's shareholders approved the amended L-TIP. The amended L-TIP is set forth in its entirety as Exhibit 99.1 hereto.

Summary of the Current L-TIP

Pursuant to the L-TIP, the amount of any bonus payable to a participating executive is determined based on the number of "Long-Term Incentive Units" ("Units") awarded to the executive by the Compensation Committee prior to the beginning of a designated "Performance Period." A Performance Period consists of three consecutive years. The amount payable after the end of the Performance Period is equal to $1 times the number of the executive's Units times the number of percentage points (including fractions but not to exceed 100) by which the Company's Pre-Tax Earnings increase from Performance Period to Performance Period. "Pre-Tax Earnings" means McClatchy's consolidated earnings before taxes, but adjusted to exclude the gain or loss on the sale of a major asset. The maximum amount payable to any executive with respect to a Performance Period may not exceed $1 million.

Amendment and Restatement of the L-TIP

McClatchy's Board of Directors and the shareholders have approved the amended L-TIP, which among other things, will replace Pre-Tax Earnings as the relevant measure of performance with "Pre-Tax Earnings Per Share." "Pre-Tax Earnings Per Share" means McClatchy's consolidated earnings per share before taxes, but adjusted to exclude the gain or loss on the sale of a major asset. The following is intended to be a summary of the material terms of the amended L-TIP and is qualified in its entirety by reference to the amended L-TIP attached as Exhibit 99.1 hereto.

Administration of the Amended L-TIP

The amended L-TIP is administered by the Compensation Committee, the members of which are "independent" under the NYSE listing standards as currently in effect. Members of the Committee also qualify as "outside directors" under Section 162(m) of the Internal Revenue Code (so that McClatchy is entitled to receive a federal tax deduction for certain compensation paid under the Incentive Plan) and to meet such other requirements established by the Securities and Exchange Commission in order for the Incentive Plan to qualify for exemption under Rule 16b-3. (For the Incentive Plan to qualify for exemption under Rule 16b-3, members of the Committee must be "non-employee directors.") Notwithstanding the foregoing, the Board of Directors also may appoint one or more separate committees to administer the Incentive Plan with respect to employees who are not officers or directors of McClatchy.

Eligible Executives

Individuals eligible under the amended L-TIP include any executives or key employees of McClatchy, or a subsidiary of McClatchy, as determined by the Compensation Committee.

Maximum Bonus and Payout Criteria

As with the current L-TIP, the amount of any bonus payable to any participating executive pursuant to the amended L-TIP shall be determined based on the number of Units awarded to the executive by the Compensation Committee prior to the beginning of a designated "Performance Period." A Performance Period consists of three consecutive fiscal years. The amount payable after the end of the Performance Period is equal to $1 times the number of the executive's Units times the number of percentage points (including fractions but not to exceed 100) by which the Company's Pre-Tax Earnings Per Share increases from Performance Period to Performance Period. The maximum amount payable to any executive with respect to a Performance Period may not exceed $1 million.

Amendment and Termination of the Amended L-TIP

The Board generally may amend or terminate the amended L-TIP at any time and for any reason. Amendments will be contingent on shareholder approval if required by applicable law, stock exchange listing requirements or if so promised by the Board.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit 99.1 The McClatchy Company Amended and Restated Long-Term Incentive Plan

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

May 23, 2005 The McClatchy Company	The McClatchy Company

By: Patrick J. Talamantes
Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number Description

99.1 The McClatchy Company Amended and Restated Long-Term Incentive Plan